Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of April 1, 2022 (the “Effective Date”), by and between Ocuphire Pharma Inc., a Delaware corporation, having a principal place of business at 37000 Grand River Avenue, Suite 120, Farmington Hills, MI 48335 (the “Company”), and Jay S. Pepose, M.D., whose address is [*] (“Consultant”). This Agreement supersedes the previous contract, dated May 10, 2018 and subsequently amended, between the parties, which is hereby terminated; the Agreement represents a continuation of service to the Company by Consultant.

Recitals

The Company desires to retain Consultant, and Consultant desires to be engaged by the Company, to perform certain consulting services pursuant to the terms and conditions of this Agreement.

Agreement

Now, Therefore, in consideration of the foregoing and the terms, conditions and covenants hereinafter set forth, the Company and Consultant agree as follows:

1.          Certain Definitions.  Capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:

(a)          “Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Consultant or by others.  Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b)        “Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Consultant, either alone or jointly with others.

(c)        “Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company’s business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulae, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

(d)          “Services” means the consulting services to be performed by Consultant on behalf of the Company described on Exhibit A attached hereto.

2.          Services.  The Company hereby engages Consultant, and Consultant accepts such engagement, to perform the Services.  Consultant shall provide the Services at such specific times and at such particular locations as Consultant and the Company mutually determine from time to time.

3.          Term.  The term of this Agreement shall commence on the Effective Date and terminate on the December 31, 2023, unless the parties mutually agree in writing to extend the term of this Agreement.  Notwithstanding the foregoing, (a) either party may terminate this Agreement for any reason upon giving not less than thirty (30) days’ notice to the other party, (b) the Company may terminate this Agreement immediately in the event of any embezzlement, insubordination, fraud or deceit in Consultant’s performance of Consultant’s obligations hereunder and (c) either party may terminate this Agreement immediately upon occurrence of any of the following events: (i) the breach of this Agreement by the other party, which breach is not cured within ten (10) days after written notice of such breach or (ii) the dissolution, voluntary or involuntary bankruptcy of either party, or assignment by either party of all or substantially all of its assets for the benefit of creditors.  Notwithstanding the termination of this Agreement, any liability or obligation of either party which may have accrued prior to such termination shall continue in full force and effect, including but not limited to the rights and obligations of the parties hereto under Sections 6 through 28 of this Agreement.

4.          Compensation.

(a)         Compensation.  In consideration of Consultant’s performance of the Services, the Company shall pay Consultant at a rate of $10,000 per month for the Services rendered by Consultant.

(b)         Obligation to Invoice.  For the Services rendered during any calendar month during the term of this Agreement, Consultant must submit an invoice for such Services to the Company no later than the last day of the next following calendar month and, provided that Consultant satisfies such deadline, the Company shall pay such invoice within thirty (30) days after the date on which the Company receives such invoice. Consultant expressly waives the right to recover payments for the Services which were not invoiced to the Company by the last day of the next following calendar month.  The Company may pay untimely invoices in the Company’s sole and absolute discretion, and Consultant acknowledges that the Company’s payment of untimely invoices does not constitute waiver of the Company’s right to refuse payment for untimely invoices in the future.

(c)          Taxes and IRS Form 1099.  The Company will, if applicable, issue an IRS Form 1099 to Consultant for all compensation paid by the Company to Consultant under this Agreement.  Consultant will file all income, unemployment, and/or other employment tax returns, and pay all income, unemployment, and/or other employment taxes, applicable to the compensation received by Consultant hereunder, in a manner consistent with Consultant being an independent contractor, and not an employee, of the Company.  Upon the Company’s request, Consultant shall provide documentation demonstrating that Consultant has paid all required taxes with respect to the compensation provided pursuant to this Agreement.

5.         Expenses.  The Company shall reimburse Consultant for reasonable, documented and actual expenses incurred by Consultant in connection with his performance of the Services; provided, however, that Consultant shall not incur any such expense relating to a single activity or trip in excess of $500.00 (the “Threshold Amount”) without first obtaining the written consent and approval of the Company.  The Company shall make any such reimbursement within thirty (30) days after receipt of an invoice therefor, accompanied by receipts, vouchers or other written evidence of the expenses incurred.  The Company shall have no obligation to reimburse Consultant for expenses in excess of the Threshold Amount that were not approved in advance by the Company.

6.          Disclosure.  Pursuant to applicable governmental laws, rules and regulations, Consultant understands and acknowledges that the Company may be required to disclose to relevant governmental authorities the payments made by or on behalf of the Company to Consultant under this Agreement, as well as the purpose and nature of such payments.  Consultant shall keep accurate records regarding payments made and expenses incurred in connection with this Agreement and shall provide the Company with such information upon request. The Company will have the right to disclose (including on the Company’s website) and report, as may be required by applicable law (including the Physician Payment Sunshine Act set forth in Section 6002 of the Patient Protection and Affordable Care Act of 2010, and similar state reporting laws), or as otherwise desired by the Company (a) information relating to the Services, including without limitation, all payments, reimbursement for expenses, or other transfers of value made in other than monetary form, (b) identifying information concerning Consultant, and (c) any other information relating to this Agreement.

7.          Confidentiality of Proprietary Information.

(a)         Nature of Information.  Consultant understands that the Company possesses and will possess Proprietary Information which is important to its business.  Consultant understands that Consultant’s engagement creates a relationship of confidence and trust between the Company and Consultant with respect to Proprietary Information.

(b)          Property of the Company.  Consultant acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in any Proprietary Information or Company Documents and Materials.

(c)        Confidentiality.  At all times, both during the term of Consultant’s engagement by the Company and after Consultant’s termination, Consultant shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Board, except as may be necessary in the ordinary course of performing the Services.

(d)        Compelled Disclosure.  In the event that Consultant is requested in any proceeding to disclose any Proprietary Information, Consultant shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order.  If, in the absence of a protective order, Consultant is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Consultant may disclose such information without liability hereunder; provided, however, that Consultant gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Consultant’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

(e)         Records.  Consultant agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f)          Handling of the Company Documents and Materials.  Consultant agrees that during Consultant’s engagement by the Company, Consultant shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Consultant may be required to do in connection with performing the Services.  Consultant further agrees that, immediately upon the termination of Consultant’s engagement for any reason, or during Consultant’s engagement if so requested by the Company, Consultant shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Consultant’s personal copies of personnel records and records relating to Consultant’s compensation; and (ii) Consultant’s copy of this Agreement.

8.          Inventions.

(a)        Disclosure.  Consultant shall promptly disclose in writing to the Board or to such person designated by the Board all Inventions made during the term of Consultant’s engagement with the Company related to the Services.  Consultant shall also disclose to the Board all Inventions made, discovered, conceived, reduced to practice or developed by Consultant either alone or jointly with others, within six (6) months after the termination of Consultant’s engagement with the Company which resulted, in whole or in part, from Consultant’s prior engagement with the Company and are related to the Services.  Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b)          Assignment of Inventions to the Company.  Consultant agrees that all Inventions which Consultant makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Consultant’s engagement related to the Services, including, but not limited to, conceptions or ideas derived prior to Consultant’s engagement but related to the Services and reduced to practice or developed (in whole or in part, either alone or jointly with others) during Consultant’s engagement with the Company, shall be the sole property of the Company to the maximum extent permitted by law and Consultant agrees to assign and hereby does assign to the Company all right, title and interest to the Inventions.

(c)          Works Made for Hire.  Consultant agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions related to the Services.  Consultant further acknowledges and agrees that such Inventions related to the Services, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in such Inventions.  If in the course of Consultant’s engagement with the Company, Consultant incorporates into a Company product, process or machine a prior Invention or improvement not related to the Services that is owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine.  If in the course of Consultant’s engagement with the Company, Consultant incorporates into a Company product, process or machine a prior Invention or improvement related to the Services owned by Consultant or in which Consultant has an interest, Consultant agrees to assign and hereby does assign all rights and interest in the Invention to the Company.

(d)          Cooperation.  Consultant agrees to perform, during and after Consultant’s engagement, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the Services in any and all countries.  Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf and in Consultant’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts strictly limited to furthering the purposes set forth above in this Section 8(d), including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements related to the Services with the same legal force and effect as if executed by Consultant.

(e)          Assignment or Waiver of Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

(f)          Holdover Assignment.

(i)          Consultant agrees to, after the termination of Consultant’s engagement with the Company for any reason, (1) disclose immediately to the Company all Inventions related to the Services, patentable or not; (2) assist, at the Company’s expense, such applications for United States patents and foreign patents covering such Inventions related to the Services as the Company may request; (3) assign to the Company without further compensation to Consultant the entire title and rights to all such Inventions and applications related to the Services that Consultant may have; and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the full rights to such Inventions and applications related to the Services.

(ii)         The Inventions related to the Services which shall come under this Section 8(f) shall include all Inventions related to the Services that (1) Consultant conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of this Agreement; (2) are in any way based on any trade secret or confidential or proprietary information that Consultant learned during Consultant’s engagement with the Company; (3) result from any work performed by Consultant for the Company under this Agreement; or (4) are in any way related to the subject matter or activities of Consultant’s engagement with the Company.

9.          Non-Solicitation or Hire of the Company Employees.  During the term of this Agreement and for one (1) year thereafter, Consultant shall not encourage or solicit any employee of the Company to leave the Company or to accept employment with Consultant or any other entity.  As part of this restriction, Consultant shall not (a) interview or provide any input to any third party regarding any such employee during such time period, or (b) retain or hire in any capacity, either individually or for any person or entity by which Consultant may be engaged or with which Consultant may be affiliated, any person who is or was employed by the Company at any time during the term of this Agreement and six (6) months after the termination of this Agreement.

10.       Non-Solicitation of Non-Employees.  During the term of this Agreement and for one (1) year thereafter, Consultant shall not attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant, vendor or advisor of the Company to terminate their association with the Company.

11.       Arrangement Non-Exclusive.  Consultant agrees that, if Consultant enters into an agreement with another entity which is in the same or similar line of business as the Company or a competitor of the Company, such agreement will constitute a conflict of interest with this Agreement and Consultant shall promptly notify the Company of such conflict in writing.  The Company may, at its option, elect to terminate this Agreement upon receipt of Consultant’s notice by, and upon, giving notice of such election to Consultant.

12.       Company Authorization for Publication.  Prior to Consultant’s submitting or disclosing for possible publication or dissemination outside the Company any material prepared by Consultant that incorporates information that concerns the Company’s business or anticipated research, Consultant agrees to deliver a copy of such material to the Board for review.  Within twenty (20) days following such submission, the Company agrees to notify Consultant in writing whether the Company believes such material contains any Proprietary Information or Inventions related to the Services, and Consultant agrees to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions related to the Services.  Consultant further agrees to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

13.       Employer or Other Client Information.  Consultant represents and warrants to the Company that Consultant’s performance of all of the terms of this Agreement and engagement as a consultant of the Company do not and shall not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant from any prior or current employer or client of Consultant in confidence or in trust prior to or during Consultant’s engagement by the Company, or violate the terms of any covenant not to compete between Consultant and any other such person or entity.  Consultant hereby agrees to not disclose to the Company or use in performing services for the Company any confidential or proprietary information belonging to any previous or current employer or client of Consultant.  Consultant represents and warrants to the Company that Consultant can perform and render the Services for the Company without disclosing or using in the performance of the Services for the Company any confidential or proprietary information belonging to any previous or current employer or client of Consultant.  Consultant has not entered into and Consultant shall not enter into any agreement, either written or oral, in conflict herewith or in conflict with Consultant’s engagement with the Company.  By execution of this Agreement, Consultant hereby agrees not bring onto premises of the Company or use in Consultant’s performance of the Services or other work for the Company any unpublished documents or property (including but not limited to proprietary information) belonging to any employer or other third party that Consultant is not authorized to use or disclose.  By execution of this Agreement, Consultant hereby represents and warrants to the Company that Consultant is able to perform the Services, enter into this Agreement and comply with the terms and conditions of this Section 13 within these guidelines.

14.       Independent Contractor.  The Company and Consultant mutually understand and agree that Consultant shall be at all times acting and performing as an independent contractor.  Nothing in this Agreement is intended to create an employer/employee relationship or a joint venture relationship between the parties.  The parties agree that Consultant is not eligible for any compensation, fringe benefits, pension, workers’ compensation, sickness or health insurance benefits, or other similar benefits accorded employees of the Company.  The parties agree that the Company will not withhold any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body on behalf of Consultant.  Consultant acknowledges and agrees that the Company has no obligation under local, state, or federal laws regarding Consultant and that the total commitment and liability of the Company in regard to any arrangement with, or work performed by, Consultant hereunder is to pay the fees and expenses pursuant to the provisions of this Agreement.  Consultant shall indemnify and hold the Company harmless from any and all loss, damage, claims, payments, or liability arising with respect to any such payment, withholdings, and benefits, if any.  Nothing in this Agreement is intended to allow the Company to exercise control or direction over the manner or method by which Consultant performs the Services under the terms of Consultant’s engagement by the Company.

15.        Compliance.

(a)          Consultant will become familiar with and comply with the Company’s policies provided to Consultant and Consultant will execute statements of acknowledgement and agreement that Consultant has read and will comply with the Company’s policies, as requested by the Company from time to time.

(b)        Both parties to this Agreement agree to comply with all applicable federal, state, and local laws and regulations in performing their obligations under this Agreement.  Both parties to this Agreement expressly acknowledge that the federal anti-kickback statute, 42 U.S.C. § 1320a-7b(b), prohibits the payment or receipt of remuneration as an inducement or reward for the referral, purchase, or ordering of items or services for which payment may be made in whole or in part under a federal health care program.  It is the intention of the parties that this Agreement be performed in accordance with the anti-kickback statute.  If any portion of this Agreement is found, by any court or agency with jurisdiction over the subject matter of the Agreement, not to be in compliance with the anti-kickback statute, that portion of the Agreement shall be deemed to be retroactively amended and reformed as necessary to comply with the statute, and the parties shall cooperate in taking any steps necessary to ensure such compliance.

16.        Warranties.

(a)        Consultant represents and warrants that Consultant: (i) is skilled and experienced in providing the Services, and will perform the Services in a professional and workmanlike manner customary in the industry; (ii) has, and will maintain throughout the term of this Agreement, all training, licenses, certifications, and information necessary for safely and properly performing the Services; (iii) will perform the Services in accordance with the terms and conditions of this Agreement and all applicable laws, ordinances and regulations; (iv) has not been found by any agency to have violated any statutes, rules, or regulations concerning the conduct of clinical research or services substantially similar to the Services; nor has received any  agency letter alleging the same; (v) has not been terminated from any investigation or research project by a sponsor or agency for misconduct; and (vi) has not been subject to any disciplinary actions by any applicable boards of medicine, institutional review boards, or other similar agencies, nor been subject to any other restrictions or sanctions related to allegations of research or professional misconduct.

(b)          Consultant further represents and warrants that (i) Consultant has the full and unrestricted right to disclose any information, know-how, materials, knowledge or data disclosed by Consultant to the Company in the performance of this Agreement; and (ii) the data and Inventions will not infringe any third-party intellectual property rights.  Consultant agrees to promptly notify Company in writing in the event that any of the foregoing warranties change.

(c)        Consultant further warrants that s/he has never been, is not currently, and during the term of this Agreement will not be: (i) excluded, debarred, suspended, or otherwise ineligible to participate in any federal health care program (e.g., Medicare, Medicaid, Tricare) or any U.S. government procurement or non-procurement program (i.e., listed on the Department of Health and Human Services Office of Inspector General’s List of Excluded Individuals and Entities, www.oig.hhs.gov/exclusions, or the General Services Administration’s System for Award Management, www.sam.gov); (ii) debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application; (iii) the subject of an FDA debarment investigation or proceeding (or similar proceeding of a foreign equivalent); (iv) convicted of or under indictment for a crime for which an individual or entity could be debarred under 21 U.S.C. § 335a(a) or (b); or (v) convicted of or under indictment for a criminal offense (A) bearing on trustworthiness or (B) that falls within the scope of 42 U.S.C. §§ 1320a-7, 1395ccc, 1395c-5, and/or regulations promulgated thereunder; nor is s/he or will s/he be an employer, employee, partner, shareholder, member, subsidiary, or affiliate of any person or entity described above.

(d)        Consultant shall immediately notify the Company in writing if, at any time during the term of this Agreement, (i) any representation or warranty of Consultant contained in this Agreement shall no longer be true and correct, or (ii) Consultant becomes aware of any known, suspected, or alleged violation of law or breach of agreement by the Company, by Consultant, or by any third party relating to the Services or the Company

17.       Maintenance of Records.  During the term of this Agreement and until the expiration of five (5) years after the furnishing of the Services pursuant to this Agreement, Consultant shall make available, upon written request of the Company or its designee, any records maintained by Consultant regarding any of the Services performed hereunder by Consultant.

18.        No Authority to Bind.  Consultant shall have no power or authority to execute any agreements or contracts for or on behalf of the Company or to bind the Company in any other manner.

19.        No Assignment.  This Agreement may not be assigned by either party without the written consent of the other party; provided, however, that the Company may assign this Agreement to any purchaser of all or substantially all of its assets or business (by merger, asset sale, equity sale or otherwise) without Consultant’s consent.  Any attempted pledge of any of the rights under this Agreement or assignment of this Agreement without the prior consent of the Company’s shall be void.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

20.        Severability.  Consultant agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

21.        Binding Effect.  This Agreement shall inure to the benefit of and be binding upon, the parties and their respective successors and permitted assigns.

22.        Amendment.  This Agreement may not be amended except by mutual written Agreement of the parties.

23.        Equitable Relief. Each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching party will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court[, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

24.        Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic or otherwise delivered by hand, messenger or courier service addressed to the address of such party set forth in the introductory paragraph of this Agreement or to such address directed by a party in writing.  Each such notice, request, demand or other communication shall for all purposes of this Agreement be treated as effective or having been given (a) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (b) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (c)  if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

25.       Entire Agreement.  This Agreement shall constitute the entire agreement between the parties and supersedes any and all other written or oral agreements between Consultant and the Company with respect to the subject matter of this Agreement.

26.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

27.        Collection Costs and Attorneys’ Fees.  If a party shall fail to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other party may recover from the non-performing breaching party all its costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

28.       Counterparts/Electronic Execution and Delivery.  This Agreement may be executed in one or more counterparts and by facsimile or electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.  The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Michigan Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

In Witness Whereof, the Company and Consultant have made this Agreement effective as of the date first set forth above.

CONSULTANT:	THE COMPANY:

Ocuphire Pharma, Inc.

/s/ Jay S. Pepose, M.D.	By:	/s/ Mina Sooch
Jay S. Pepose, M.D.	Name:	Mina Sooch
	Title:	President and CEO

April 8, 2022	April 8, 2022

Signature Page to
Consulting Agreement

Exhibit A

DESCRIPTION OF SERVICES

The Services as Chief Medical Advisor and Medical Advisory Board member shall consist of the following

•	Leading the clinical strategy alongside the senior clinical team and CEO;

•	Analyzing the clinical data and participating in the development and design of clinical study protocols and related trial documents (such as CSRs) for Nyxol and APX3330;

•	Collaborating with other Ocuphire advisors and KOLs with respect to the Nyxol and APX3330 programs;

•	Assisting in regulatory matters related to Nyxol and APX3330;

•	Representing the Company at professional meetings, including making presentations of data from the Company’s clinical studies;

•	Contributing to the preparation and submission of publications to medical journals;

•	Assisting the Company in new IP and markets ideas;

•	Speaking to analysts, investors, and strategics as a KOL for due diligence or market education; and

•	Such other services as mutually agreed.